Exhibit 107

Filing Fee Table

F-1

(Form Type)

Earlyworks Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares(3)	Rules 457(a) and 457(o)	—	—	$6,900,000	0.0001102	$760.38
	Equity	Representative’s warrants(4)	Rule 457(g)	—	—	—	—	—
	Equity	Ordinary shares underlying the representative’s warrants	Rules 457(g) and 457(o)	—	—	$345,000	0.0001102	$38.02
	Equity	Ordinary Shares(5)	Rules 457(a) and 457(o)	—	—	$9,000,000	0.0001102	$991.8
	Total Offering Amounts					$16,245,000		$1,790.20
	Total Fees Previously Paid							$1,788.55
	Total Fee Offset							$0
	Net Fee Due							$1.65

(1)

American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.        ). Each ADS represents one ordinary share.

(2)

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes (a) ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs to cover over-allotments, if any, and (b) all ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States. Offers and sales of ordinary shares outside the United States are being made pursuant to Regulation S under the Securities Act and are not covered by this registration statement.

(3)

In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(4)

The Registrant will issue to the representative of the several underwriters warrants to purchase a number of ADSs equal to an aggregate of 4% of the ADSs sold in the offering, including any ADSs issued upon exercise of the underwriters’ over-allotment option. The exercise price of the representative’s warrants is equal to 125% of the offering price of the ADSs offered hereby. The representative’s warrants are exercisable commencing on the date of commencement of sales of the offering for a period of three years.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ADSs underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)	Represents ordinary shares registered for resale on this registration statement by the selling shareholders named in this registration statement or their permitted transferees.